American Assets Trust, Inc. Reports Fourth Quarter and Year End 2021 Financial Results

Net income available to common stockholders of $8.1 million and $28.4 million for the three months and year ended December 31, 2021, respectively, or $0.14 and $0.47 per diluted share, respectively.
Funds From Operations per diluted share increased 32% and 6% year-over-year for the three months and year ended December 31, 2021, respectively, or $0.54 and $2.00 per diluted share, respectively.

SAN DIEGO, California - 2/8/2022 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its fourth quarter and year ended December 31, 2021.

Fourth Quarter Highlights
•Net income available to common stockholders of $8.1 million and $28.4 million for the three months and year ended December 31, 2021, respectively, or $0.14 and $0.47 per diluted share, respectively.
•Funds From Operations ("FFO") increased 32% and 6% year-over-year to $0.54 and $2.00 per diluted share for the three months and year ended December 31, 2021, respectively, compared to the same periods in 2020.
•Same-store cash Net Operating Income ("NOI") increased 20.0% and 10.3% year-over-year for the three months and year ended December 31, 2021, respectively.
•Increasing quarterly dividend 7% to $0.32 per share of common stock in the first quarter of 2022 compared to the fourth quarter of 2021.
•Introducing 2022 annual guidance midpoint of $2.13 with a range of $2.09 to $2.17 of FFO per diluted share, a 6.5% increase at midpoint over 2021 FFO per diluted share.
•For the three months ended December 31, 2021, we have collected 100% of office rents, 97% of retail rents (including the retail component of Waikiki Beach Walk) and 97% of multifamily rents, that were due during the fourth quarter.
•Total collections increased to 98% in the three months ended December 31, 2021.
•Leased approximately 68,000 comparable office square feet at an average straight-line basis and cash-basis contractual rent increase of 27% and 18%, respectively, during the three months ended December 31, 2021.
•Leased approximately 60,000 comparable retail square feet at an average straight-line basis and cash-basis contractual rent increase of 5% and decrease of 7%, respectively, during the three months ended December 31, 2021.

Amended and Restated Credit Facility
•In January 2022, the credit facility was amended and restated to, among other things, increase the borrowing capacity to $400 million, extend the maturity date for revolving line of credit and $100 million term loan to January 5, 2026 and January 5, 2027, respectively and transition from LIBOR to SOFR.

Financial Results
Net income attributable to common stockholders was $8.1 million, or $0.14 per basic and diluted share for the three months ended December 31, 2021 compared to $2.9 million, or $0.05 per basic and diluted share for the three months ended December 31, 2020. For the year ended December 31, 2021, net income attributed to common stockholders was $28.4 million, or $0.47 per basic and diluted share compared to $27.7 million, or $0.46 per basic and diluted share for the year ended December 31, 2020. The year-over-year increase in net income attributable to common stockholders is primarily due to (i) a $5.8 million net increase in income at our Waikiki Beach Walk -

Embassy Suites due to increased tourism into Hawaii during the year ended December 31, 2021 compared to the year ended December 31, 2020, (ii) a $5.5 million net increase in retail revenue due to tenants who changed to alternate rent or cash basis of revenue recognition during the year ended December 31, 2021 and the year ended December 31, 2020,(with some of these tenants later reverting back to contractual basic monthly rent) and (iii) an increase in office revenue due to higher annualized base rents at La Jolla Commons, The Landmark at One Market, City Center Bellevue and Torrey Point. These increases were offset by (i) a $4.3 million debt extinguishment charge related to the repayment of the company's Senior Guaranteed Notes, Series A on January 26, 2021, and (ii) a $5.1 million net increase in interest expense primarily related to our $500 million public bond offering at 3.375% issued in January 2021.

During the three months ended December 31, 2021, the company generated FFO for common stock and common units of $40.8 million, or $0.54 per diluted share and unit, compared to $31.1 million, or $0.41 per diluted share and unit, for the three months ended December 31, 2020. For the year ended December 31, 2021, the company generated FFO for common stock and common units of $152.3 million, or $2.00 per diluted share and unit, compared to $143.5 million, or $1.89 per diluted share and unit, for the year ended December 31, 2020. The increase in FFO from the corresponding period in 2020 was primarily due to an increase in revenue at our Waikiki Beach Walk - Embassy SuitesTM, and an increase in revenue in our retail segment and higher annualized base rents in our office segment. Additionally, there was an increase in FFO from our two new office acquisitions, Eastgate Office Park and Corporate Campus East III each of which closed during the third quarter of 2021. These increases were partially offset by the above described debt extinguishment charge, increase in interest expense related to the public bond offering.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Leasing
The portfolio leased status as of the end of the indicated quarter was as follows:

	December 31, 2021	September 30, 2021	December 31, 2020
Total Portfolio
Office	90.4%	90.2%	93.0%
Retail	92.6%	91.7%	90.7%
Multifamily	96.0%	97.1%	86.2%
Mixed-Use:
Retail	89.6%	86.6%	89.2%
Hotel (1)	66.4%	77.9%	51.3%

Same-Store Portfolio
Office (2)	93.6%	92.7%	95.3%
Retail	92.6%	91.7%	90.7%
Multifamily	96.0%	97.1%	86.2%
Mixed-Use:
Retail	89.6%	86.6%	89.2%
Hotel (1)	66.4%	77.9%	51.3%
(1) Based on quarter-to-date average occupancy for the three months ended December 31, 2021. The average daily rate for the fourth quarter of 2021 was $215.30 per night and the occupancy was 72.6%.
(2) Same-store office leased percentages excludes (i) One Beach Street due to significant redevelopment activity; (ii) Eastgate Office Park which was acquired on July 7, 2021 (iii) Corporate Campus East III which was acquired on September 10, 2021 and (iv) land held for development.

During the three months ended December 31, 2021, the company signed 38 leases for approximately 225,700 square feet of office and retail space, as well as 350 multifamily apartment leases. Renewals accounted for 80% of the comparable office leases, 81% of the comparable retail leases, and 67% of the residential leases.

Office and Retail
On a comparable space basis (i.e. leases for which there was a former tenant) during the three months ended December 31, 2021 and year ended December 31, 2021, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	Straight-Line Basis % Change Over Prior Rent
Office	Q4 2021	10	68,000	17.9%	$48.61	$41.21	26.5%
	FY 2021	42	190,000	8.2%	$45.74	$42.27	14.2%

Retail	Q4 2021	16	60,000	(6.6)%	$35.70	$38.23	5.2%
	FY 2021	85	333,000	(11.2)%	$42.37	$47.71	(5.4)%

Multifamily
The average monthly base rent per leased unit for multifamily properties for the three months ended December, 2021 was $2,189 compared to an average monthly base rent per leased unit of $2,245 for the three months ended December 31, 2020, which is a decrease of approximately 3%.

Same-Store Cash Net Operating Income
For the three months and year ended December 31, 2021, same-store cash NOI increased 20.0% and 10.3%, respectively, compared to the three months and year ended December 31, 2020. The same-store cash NOI by segment was as follows (in thousands):

	Three Months Ended (1)			Year Ended (2)
	December 31,			December 31,
	2021	2020	Change	2021	2020	Change
Cash Basis:
Office (3)	$29,549	$25,736	14.8%	$114,498	$106,354	7.7%
Retail (3)	17,644	17,074	3.3	69,257	57,771	19.9
Multifamily	8,183	6,816	20.1	28,921	28,605	1.1
Mixed-Use	4,320	133	3,148.1	—	—	—
Same-store Cash NOI (4)	$59,696	$49,759	20.0%	$212,676	$192,730	10.3%

(1)    Same-store portfolio includes Waikiki Beach Walk-Embassy SuitesTM and Waikiki Beach Walk-Retail due to the significant spalling repair activity completed in September 2020. Same-store portfolio excludes (i) One Beach Street, due to significant redevelopment activity; (ii) Eastgate Office Park which was acquired on July 7, 2021; (iii) Corporate Campus East III which was acquired on September 10, 2021 and (iv) land held for development.
(2)    Same-store portfolio excludes (i) One Beach Street, due to significant redevelopment activity; (ii) Eastgate Office Park which was acquired on July 7, 2021; (iii) Corporate Campus East III which was acquired on September 10, 2021; (iv) Waikiki Beach Walk-Embassy SuitesTM and Waikiki Beach Walk - Retail, due to significant spalling repair activity which was completed in September 2020 and (v) land held for development.
(3)    Same-store cash NOI for the three months and year ended December 31, 2021 includes cash lease termination fees received of $0.1 million and $0.8 million, respectively.
(4)    Excluding lease termination fees for the three months and year ended December 31, 2021, same-store cash NOI would have been 20.7% and 11.2%, respectively.

Same-store cash NOI is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of same-store cash NOI to net income is attached to this press release.

Credit Facility
On January 5, 2022, our credit facility was amended and restated to, among other things, increase the revolving line of credit from $350 million to $400 million, extend the maturity date of the restated $400 million revolving line of credit to January 5, 2026 (with two, six-month extension options), and extend the maturity of the $100 million term loan included within the credit facility to January 5, 2027 (with no further extension options). On January 14, 2022, the company entered into interest rate swap agreements that are intended to fix the interest rate associated with the 2022 Term Loan A at approximately 2.80% through January 5, 2027, subject to adjustments based on our consolidated leverage ratio.

Balance Sheet and Liquidity
At December 31, 2021, the company had gross real estate assets of $3.5 billion and liquidity of $489.5 million, comprised of cash and cash equivalents of $139.5 million and $350.0 million of availability on its line of credit. At December 31, 2021, the company has only 1 out of 30 assets encumbered by a mortgage.

Dividends
The company declared dividends on its shares of common stock of $0.30 per share for the three months ended December 31, 2021. The dividends were paid on December 23, 2021.

In addition, the company has declared a dividend on its common stock of $0.32 per share for the first quarter of 2022. The dividend will be paid in cash on March 24, 2022 to stockholders of record on March 10, 2022.

COVID-19 Operational Update

Rent Collection for the Fourth Quarter of 2021(1)

	October	November	December	Q4 Average
Office	99.9%	99.9%	99.8%	99.9%
Retail	98.3%	97.9%	97.2%	97.8%
Multifamily	96.9%	97.0%	96.5%	96.8%
Mixed-Use (2)	84.5%	88.8%	83.8%	85.8%
Average	98.4%	98.5%	98.1%	98.3%
(1) Data as of January 26, 2022.
(2) Includes only the retail component of Waikiki Beach Walk.

Rent Deferrals
As of December 31, 2021, we have entered into deferral agreements for $9 million of recurring rents from the second quarter of 2020 through 2021, of which $8.6 million of these deferral agreements were entered into in 2020. The weighted average payback period of the deferral agreements are approximately 40 months. Revenue from approximately 67% of tenants with deferral agreements is recognized on a straight-line basis comprising approximately 40% of the deferred amount. For the three months ended December 31, 2021, we collected approximately 96% of the $0.5 million of the deferred rent repayments due during the period.

Guidance
The company is introducing 2022 guidance for full year 2022 FFO per diluted share of $2.09 to $2.17 per share, an increase of 6.5% at midpoint over 2021 FFO per diluted share.

The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, debt financings or repayments. Management will discuss the company's guidance in more detail on tomorrow's earnings call. The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the three months ended and year ended December 31, 2021 on Wednesday, February 9, 2022 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 9286026. A telephonic replay of the conference call will be available beginning at 2:00 p.m. PT on Wednesday, February 9, 2022 through Wednesday, February 16, 2022. To access the replay, dial 1-855-859-2056 and use the pass code 9286026. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's three months ended and year ended December 31, 2021 results may be found on the "Financial Reporting" tab of the “Investors” page of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	December 31, 2021	December 31, 2020
Assets	(unaudited)
Real estate, at cost
Operating real estate	$3,389,726	$3,155,280
Construction in progress	139,098	91,047
Held for development	547	547
	3,529,371	3,246,874
Accumulated depreciation	(847,390)	(754,140)
Real estate, net	2,681,981	2,492,734
Cash and cash equivalents	139,524	137,333
Restricted cash	—	1,716
Accounts receivable, net	7,445	6,938
Deferred rent receivables, net	82,724	72,476
Other assets, net	106,253	106,112
Total assets	$3,017,927	$2,817,309
Liabilities and equity
Liabilities:
Secured notes payable, net	$110,965	$110,923
Unsecured notes payable, net	1,538,238	1,196,677
Unsecured line of credit, net	—	99,151
Accounts payable and accrued expenses	64,531	59,262
Security deposits payable	7,855	6,590
Other liabilities and deferred credits, net	86,215	91,300
Total liabilities	1,807,804	1,563,903
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 60,525,580 and 60,476,292 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively	605	605
Additional paid-in capital	1,453,272	1,445,644
Accumulated dividends in excess of net income	(217,785)	(176,560)
Accumulated other comprehensive income	2,872	1,753
Total American Assets Trust, Inc. stockholders' equity	1,238,964	1,271,442
Noncontrolling interests	(28,841)	(18,036)
Total equity	1,210,123	1,253,406
Total liabilities and equity	$3,017,927	$2,817,309

American Assets Trust, Inc.
Unaudited Consolidated Statements of Operations
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue:
Rental income	$97,635	$78,253	$360,208	$330,312
Other property income	4,112	3,094	15,620	14,261
Total revenue	101,747	81,347	375,828	344,573
Expenses:
Rental expenses	25,064	20,421	86,980	79,178
Real estate taxes	11,184	10,444	42,794	41,941
General and administrative	9,305	6,644	29,879	26,581
Depreciation and amortization	30,479	27,423	116,306	108,292
Total operating expenses	76,032	64,932	275,959	255,992
Operating income	25,715	16,415	99,869	88,581
Interest expense	(14,998)	(13,335)	(58,587)	(53,440)
Loss on early extinguishment of debt	—	—	(4,271)	—
Other (expense) income, net	(239)	708	(418)	447
Net income	10,478	3,788	36,593	35,588
Net income attributable to restricted shares	(147)	(123)	(564)	(383)
Net income attributable to unitholders in the Operating Partnership	(2,194)	(767)	(7,653)	(7,545)
Net income attributable to American Assets Trust, Inc. stockholders	$8,137	$2,898	$28,376	$27,660

Net income per share
Basic income attributable to common stockholders per share	$0.14	$0.05	$0.47	$0.46
Weighted average shares of common stock outstanding - basic	60,002,303	59,951,055	59,990,740	59,806,309

Diluted income attributable to common stockholders per share	$0.14	$0.05	$0.47	$0.46
Weighted average shares of common stock outstanding - diluted	76,183,840	76,132,592	76,172,277	76,119,763

Dividends declared per common share	$0.30	$0.25	$1.16	$1.00

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Year Ended
	December 31, 2021	December 31, 2021
Funds From Operations (FFO)
Net income	$10,478	$36,593
Depreciation and amortization of real estate assets	30,479	116,306
FFO, as defined by NAREIT	$40,957	$152,899
Less: Nonforfeitable dividends on restricted stock awards	(145)	(557)
FFO attributable to common stock and units	$40,812	$152,342
FFO per diluted share/unit	$0.54	$2.00
Weighted average number of common shares and units, diluted	76,186,698	76,175,004

Reconciliation of Same-Store Cash NOI to Net Income
The company's reconciliation of Same-Store Cash NOI to Net Income is as follows (in thousands, unaudited):

	Three Months Ended (1)		Year Ended (2)
	December 31,		December 31,
	2021	2020	2021	2020
Same-store cash NOI	59,696	$49,759	$212,676	$192,730
Non-same-store cash NOI	2,087	(184)	17,318	3,624
Tenant improvement reimbursements (3)	139	137	406	5,399
Cash NOI	$61,922	$49,712	$230,400	$201,753
Non-cash revenue and other operating expenses (4)	3,577	770	15,654	21,701
General and administrative	(9,305)	(6,644)	(29,879)	(26,581)
Depreciation and amortization	(30,479)	(27,423)	(116,306)	(108,292)
Interest expense	(14,998)	(13,335)	(58,587)	(53,440)
Loss on early extinguishment of debt	—	—	(4,271)
Other (expense) income, net	(239)	708	(418)	447
Net income	$10,478	$3,788	$36,593	$35,588

Number of properties included in same-store analysis	27	25	26	24
(1)    Same-store portfolio includes Waikiki Beach Walk-Embassy SuitesTM and Waikiki Beach Walk-Retail due to the significant spalling repair activity completed in September 2020. Same-store portfolio excludes (i) One Beach Street, due to significant redevelopment activity; (ii) Eastgate Office Park which was acquired on July 7, 2021; (iii) Corporate Campus East III which was acquired on September 10, 2021 and (iv) land held for development.
(2)    Same-store portfolio excludes (i) One Beach Street, due to significant redevelopment activity; (ii) Eastgate Office Park which was acquired on July 7, 2021; (iii) Corporate Campus East III which was acquired on September 10, 2021; (iv) Waikiki Beach Walk-Embassy SuitesTM and Waikiki Beach Walk - Retail, due to significant spalling repair activity which was completed in September 2020 and (v) land held for development.
(3)    Tenant improvement reimbursements are excluded from same-store cash NOI to provide a more accurate measure of operating performance.
(4)    Represents adjustments related to the straight-line rent income recognized during the period offset by cash received during the period and the provision for bad debts recorded for deferred rent receivable balances; net change in lease receivables, the amortization of above (below) market rents, the amortization of lease incentives paid to tenants, the amortization of other lease intangibles, and straight-line rent expense for our lease of the Annex at The Landmark at One Market.

Reported results are preliminary and not final until the filing of the company's Form 10-K with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
Funds from Operations
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Cash Net Operating Income
The company uses NOI internally to evaluate and compare the operating performance of the company's properties. The company believes cash NOI provides useful information to investors regarding the company's financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level, and when compared across periods, can be used to determine trends in earnings of the company's properties as this measure is not affected by (1) the non-cash revenue and expense recognition items, (2) the cost of funds of the property owner, (3) the impact of depreciation and amortization expenses as well as gains or losses from the sale of operating real estate assets that are included in net income computed in accordance with GAAP or (4) general and administrative expenses and other gains and losses that are specific to the property owner. The company believes the exclusion of these items from net income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred in operating the company's properties as well as trends in occupancy rates, rental rates and operating costs. Cash NOI is a measure of the operating performance of the company's properties but does not measure the company's performance as a whole. Cash NOI is therefore not a substitute for net income as computed in accordance with GAAP.

Cash NOI is a non-GAAP financial measure of performance. The company defines cash NOI as operating revenues (rental income, tenant reimbursements, lease termination fees, ground lease rental income and other property income) less property and related expenses (property expenses, ground lease expense, property marketing costs, real estate taxes and insurance), adjusted for non-cash revenue and operating expense items such as straight-line rent, net change in lease receivables, amortization of lease intangibles, amortization of lease incentives and other adjustments. Cash NOI also excludes general and administrative expenses, depreciation and amortization, interest expense, other nonproperty income and losses, acquisition-related expense, gains and losses from property dispositions, extraordinary items, tenant improvements, and leasing commissions. Other REITs may use different methodologies for calculating cash NOI, and accordingly, the company's cash NOI may not be comparable to the cash NOIs of other REITs.

About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier office, retail, and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington, Texas and Hawaii.  The company's office portfolio comprises approximately 3.9 million rentable square feet, and its retail portfolio comprises approximately 3.1 million rentable square feet. In addition, the company owns one mixed-use property (including approximately 94,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Currently, one of the most significant risk factors, is the potential adverse effect of the current COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the company, its tenants and guests, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the company, its tenants and guests will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607